Exhibit (a)(12)
NEWS
For Immediate Release

Investor Contact Tania Almond WiderThan 571-521-1080 ir@widerthan.com
WiderThan Announces Intention to Voluntarily Terminate its Listing of
its American Depositary Shares on the NASDAQ Global Market
Seoul, South Korea — October 23, 2006 — WiderThan Co., Ltd. (NASDAQ: WTHN), has entered into a Combination Agreement, dated September 12, 2006, with RealNetworks, Inc. and RN International Holdings B.V. Pursuant to that Combination Agreement, RN International Holdings B.V., an indirect wholly owned subsidiary of RealNetworks, has made a cash tender offer to purchase all of the issued and outstanding Common Shares, par value (Won) 500 per share of WiderThan and all of the issued and outstanding WiderThan American Depositary Shares, as evidenced by American Depositary Receipts representing one Common Share (“ADSs”), in each case at a price of U.S. $17.05 per security (the “Offer”).
Following the initial closing of the Offer, which we expect to occur at midnight, New York City Time, on Friday, October 27, 2006 or, in the event that RN International Holdings extends the Offer or provides a subsequent offering period, pursuant to the Combination Agreement, the later of the date set as the closing date for such extension or the subsequent offering period, if any, WiderThan intends to voluntarily terminate its listing of its ADSs on The Nasdaq Global Market (“NASDAQ”).
In accordance with NASDAQ Marketplace Rule 4380(b)(1) and Rule 12d2-2(c) of the Securities Exchange Act of 1934, as amended, WiderThan has notified NASDAQ that (i) RN International Holdings intends to close the Offer on or about midnight, New York City Time, on Friday, October 27, 2006, which date may be extended by RN International Holdings pursuant to the Combination Agreement, or which may be followed by a subsequent offering period, and (ii) WiderThan intends to file with the Securities and Exchange Commission on the first business day following the close of the Offer, or if RN International Holdings provides for a subsequent offering period, on the first business day following the end of the subsequent offering period, a Form 25 requesting that NASDAQ terminate the listing of its ADSs. Subject to the Offer closing not being extended and no subsequent offering period being conducted, on Monday, October 30, 2006, WiderThan will file the Form 25.
Please note that the filing of the Form 25 with the Securities and Exchange Commission and the subsequent delisting of the ADSs from NASDAQ shall take place only upon the closing of the Offer and any subsequent offering period.
About WiderThan
WiderThan is a leading provider of integrated mobile entertainment solutions for wireless carriers. Our applications, content and services enable wireless carriers to provide a broad range of mobile entertainment, such as ringback tones, music-on-demand, mobile games, ringtones, messaging and information services, to their subscribers. WiderThan currently provides mobile entertainment solutions to more than 50 wireless carriers in over 25 countries, including SK Telecom in Korea, Cingular Wireless, Sprint Nextel, T-Mobile USA and Verizon Wireless in the United States, Bharti Airtel in India and Globe Telecom in the Philippines.
Forward-Looking and Cautionary Statements
Any statements in this announcement about the future expectations, plans or prospects of WiderThan, including statements containing the words “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in WiderThan’s annual report on Form 20-F for the year ended December 31, 2005. These factors include the fluctuations of revenues and earnings, our reliance on SK Telecom to generate a majority of revenues and as a partner to develop and test services, the fact that the markets in which we operate are highly competitive, the challenges of global expansion, the lack of any contractual obligation for our carrier customers to use our services, the fact that a substantial portion of our revenues are subject to pricing decisions of carrier customers, the consolidation among our potential customer base, the dynamics of the wireless carrier markets in which our largest potential customers compete with one another, the fact that our carrier customers could begin developing and/or providing some or all of our carrier application services on their own, our dependence on ringback tone service for a significant portion of our revenue, potential increases in royalty rates payable to music label companies, currency exchange rate fluctuations, maintaining an effective system of internal controls and complying with regulations required by the telecom industry and in Korea. The forward-looking statements included in this announcement represent WiderThan’s view as of the date of this release. WiderThan anticipates that subsequent events and developments may cause WiderThan’s views to change. These forward-looking statements should not be relied upon as representing WiderThan’s views as of any date subsequent to the date of this announcement.
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